Exhibit 10.2

Cascade Microtech, Inc.

2011 Employee Incentive Plan

Overview:

The objective of the Cascade Microtech, Inc. 2011 Employee Incentive Plan (“the Plan”) is to motivate and reward performing employees of Cascade Microtech, Inc. and its wholly-owned subsidiaries (the “Company”) for their contributions to the Company’s success by aligning the goals of each employee with those of the Company.

Effective Date:

This Plan is effective as of July 1, 2011. This Plan replaces or supersedes all previous Executive Incentive Plan (EIP) and Cascade Incentive Plan (CIP) documents and plan descriptions, under which employees were previously eligible.

Definitions:

“Business Unit” or “BU” means any one of the Company’s four business units: (1) Systems, (2) Sockets, (3) P-Probes and (4) E- Probes.

“Compensation” means wages paid to an employee exclusive of allowances, discretionary bonuses and service or recognition awards; in compliance and consistent with the regulations and regular business practices in each location where Cascade does business as determined by the Plan Administrator.

“Executive” means the Chief Executive Officer (“CEO”) and each person who reports directly to the CEO.

“MDCC” means the Management Development and Compensation Committee of the Company’s Board of Directors.

“Non Business Unit Group” or “Non BU Group” means any one of the following groups: (1) Finance/IT, (2) Human Resources, (3) Administrative Staff, (4) Sales Support, (5) Operations, (6) Corporate Marketing and (7) Corporate Technology or any other groups as determined by the Plan Administrator.

“Plan Administrator” means the MDCC or the person(s) appointed by the MDCC, the CEO or the VP of HR who are responsible for carrying out the terms of this Plan.

Eligibility:

Each Company employee is eligible to participate in the Plan if the employee meets all of the criteria listed below:

•	Is an active, regular, full-time or part time employee of the Company during the Incentive Period (as defined below).

•	Is on the Company’s payroll on the date of the incentive payment(s).

•	Is meeting performance expectations.

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•	Is not participating in the sales or other incentive plan.

Incentive Periods:

There are two incentive periods each year: (1) January 1 through June 30, and (2) July 1 through December 31 (each, an “Incentive Period”).

Target Incentive:

The annual target incentive (“Annual Target Incentive”) is a percentage of each eligible employee’s Compensation, based on their salary grade or equivalent. The target incentive percentage for each salary grade or equivalent will be determined by management and will be communicated to each individual.

Performance Criteria and Metrics:

The Plan is designed to motivate and reward two types of performance: (1) financial performance and (2) team performance. The payouts for each Incentive Period will be determined based on the level of achievement of the performance targets established for that Incentive Period. There will be two financial performance targets for each Incentive Period: (1) revenue and (2) net contribution.

Revenue Targets

Business Units: The revenue target for each BU for each Incentive Period will be set by the BUs and reviewed and approved by the Company’s Board of Directors.

Non BU Groups: The revenue target for the Non BU Groups for each Incentive Period will be the Company’s revenue target, which will be a consolidation of the BU revenue targets.

Executives: The revenue target for Executives for each Incentive Period will be the Company’s revenue target.

Net Contribution Target

All employees will be measured on total “Net Contribution.” Total Net Contribution (adjusted income from operations) will be calculated based on income from operations excluding unallocated corporate expenses and may be adjusted to exclude certain unusual items, which may include, but are not limited to, gains or losses resulting from one-time events, including the write-off or impairment of assets, the gain or loss on the sale of assets or property, severance charges, restructuring expenses, and other extraordinary transactions or events.

Team Performance Goals

For each Incentive Period, each BU or Non BU Group will establish 3-4 key team performance objectives to be approved by EMT. They may include project completion, operational targets, or any other quantifiable goal relating to the group’s performance.

Incentive Award Determination:

For each Incentive Period, one-half of the amount of the incentive award will be based on the level of achievement of the Revenue Target and one-half will be based on the level of achievement of the Net Contribution Target. Achievement of the Team Performance Goals will increase the total incentive payout by up to 10%.

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Revenue Target

Any payout on the revenue target is contingent upon achieving 80% of the applicable revenue target. If 80% of the revenue target is achieved, the payout would be 80% of the target payout for the Incentive Period. For revenue levels in excess of 80% of the revenue target, the payout increases linearly from 80% and is capped at a payout of 200% of the target payout for revenue achievement equal to or greater than 200% of the revenue target.

Net Contribution Target

Payout on the Net Contribution (adjusted income from operations) target component pays out linearly and is capped at 100%

Team Performance Goals

Completion or achievement of team performance goals will be evaluated and determined by EMT at the end of each Incentive Period. Accomplishment will be scaled from 1 to 10. Based on the rating, the corresponding percentage will be applied to the earned incentive and added to the payout.

Timing

Any incentive payable under the Plan shall be paid as soon as administratively practicable following the date on which the public earnings release has been made and the award has been calculated.

Funding of Incentive Pool:

In order to ensure that the cash awards are balanced between Company and shareholder needs, the Company will establish a minimum consolidated profitability threshold for each Incentive Period. That profitability threshold must be achieved by the Company before there can be any incentive payout. If the minimum profitability threshold is achieved, 50% of the amount above the threshold will be available for the incentive payout. The 50% will be used to fund all existing eligible plans. The Company will pay out the lesser of the 50% payout or the calculated target amount. If the payout is limited by the 50% calculation, the pool will be allocated on a pro-rata basis amongst each participant.

Administrative Discretion:

Notwithstanding the foregoing, incentives will be paid at the sole discretion of the Company. The amount of an award for employees is at the discretion of the CEO. The CEO has authority to increase, decrease or eliminate any incentive award to employees under the Plan. Payments to the CEO are subject to the final approval of the Board of Directors Management Development and Compensation Committee (MDCC). The MDCC retains the right to amend the incentive awards as deemed necessary. The previous timing or payment of incentives does not dictate timing of future incentive periods, nor guarantee payment of future incentives, if any.

Pro-Rated Awards:

For employees hired after the beginning of an Incentive Period, awards, if any, will be pro-rated based on the date of hire.

Leaves of Absence:

Employees who are on an approved leave of absence during an Incentive Period may be eligible for a pro-rated incentive amount provided they have been actively employed during the period, have received an acceptable performance rating, the pool has funded, and the employee is an active employee of the Company when incentives are paid.

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Promotions/Transfers:

If any employee transfers from one position to another position (with a higher, lower, or same target incentive), or to another Business Unit or Non BU Group during an Incentive Period, the incentive amount will be apportioned based on the amount of time spent at each incentive target or with each Business Unit or group.

Termination of Employment:

An employee who ceases employment with the Company for any reason prior to the last day of an Incentive Period ceases to be an eligible employee in this Plan and is not eligible for any award. In addition, an employee who ceases employment with the Company for any reason prior to the date incentives are paid will not be eligible for any award.

Tax Withholding:

The Company shall deduct or withhold amounts sufficient to satisfy Country, Federal, State, local, employment and other taxes required to be withheld with respect to any incentive.

Administration:

The Plan Administrator shall have complete discretion and authority to administer the Plan. The Plan Administrator may delegate the administration of the Plan to such persons as deemed appropriate. Any determination, decision or action of the Plan Administrator or any delegate in connection with the administration or application of the Plan shall be final.

Modification, Interpretation, and/or Termination of the Plan:

The Company reserves the right to modify or terminate the Plan at its sole discretion, at any time, with or without written notification.

At Will:

The existence of, or an employee’s eligibility to participate in, this Plan shall not be deemed to give the employee any unique or additional right to be retained in the employ of the Company and shall not change employees’ employment status.

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